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                                                                    EXHIBIT j(1)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 9, 2001, relating to the financial statements and financial highlights which appear in the December 31, 2000 Annual Report to Shareholders of Credit Suisse Warburg Pincus Cash Reserve Fund, Inc. (formerly known as Warburg, Pincus Cash Reserve Fund, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Accountants and Counsel" in the Statement of Additional Information.



PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
November 7, 2001